INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into as of December 2, 2013, between ScanSource, Inc. (the “Company”) and Brentwood Road Ventures, LLC (“Contractor”).

RECITALS

A. The Company is in the business of specialty technology product distribution;

B. Contractor, as a former employee of the Company, has years of expertise and experience in the Company’s business and has a unique understanding of the Company’s corporate development needs; and

C. Subject to the terms and conditions set forth in this Agreement, Contractor desires to perform, and Company desires that Contractor perform, certain corporate development services for the Company.

In consideration of the mutual promises set forth in this Agreement and in reliance upon the recitals of fact, the parties agree as follows:

1.Description of Work. The work to be performed by Andrea Meade as the resource from Contractor. The work shall be to assist the Company with such corporate development matters (the “Services”) as may be requested by the Company’s Chief Executive Officer.

2.Term. The term of this Agreement shall be from December 1, 2013 through May 31, 2014 (the “Term”). The Services will be provided by Contractor at times and dates that are mutually agreed to by Contractor and Company. Contractor and the Company agree that the Contractor’s services shall not exceed approximately eight 40-hour weeks (320 hours) during the Term of the Agreement, provided, that, in no event shall the level of services be such as to impede a “separation from service” from occurring under Reg. Section 1.409A-1(h)(1)(ii) as of November 29, 2013.

3.    Payment. Company agrees to pay Contractor $160/hour ($1,280 per 8-hour day) for Services performed, with payment to be made within thirty (30) days of receipt of Contractor’s invoice. This shall be Contractor’s entire and sole compensation for its performance pursuant to this Agreement. Subject to the Company’s prior written authorization, certain expenses may be included in invoices. Company shall pay Contractor for actual hours worked, and Contractor shall keep accurate records of time spent on performing the Services each day, which shall be made available to Company upon request.

4.    Taxes; Benefits. All taxes and social security contributions arising from or related to the performance of the Services or any payments made by the Company to Contractor pursuant to this Agreement shall be the sole and exclusive responsibility of the Contractor. Contractor, or any employees or contractors of Contractor, are not eligible to participate in any employee benefit programs offered by the Company to its employees. Any and all taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Contractor. Contractor specifically agrees that Contractor is not an employee of Company. Contractor and the Company also specifically agree that it is the intention of the parties that Contractor shall have incurred a “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations, on November 29, 2013.
5.    No Authority to Bind . Contractor and Ms. Meade specifically shall have no right or authority, express or implied, to commit or otherwise obligate the Company to any third party in any manner.

6.    Complete Agreement. This Agreement and Ms. Meade’s Amended and Restated Employment Agreement dated as of June 6, 2011, as amended on July 1, 2013, contain the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Company by any of its employees or agents, shall be deemed to bind the parties hereto with respect to the subject matter hereof.

In witness whereof, the parties have executed this Agreement on the day and year first above written.

SCANSOURCE, INC.                BRENTWOOD ROAD VENTURES, LLC

By:    /s/John Ellsworth                By:    /s/Andrea D. Meade
Name:    John J. Ellsworth                Name:    Andrea D. Meade
Title: VP and General Counsel

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